Exhibit 10.23


                            DIGITAL LINK CORPORATION
                   EXECUTIVE RETENTION AND SEVERANCE AGREEMENT

                           Effective December 14, 1998


This Executive Retention and Severance Agreement (the "Agreement") is made and entered into as of the date written above (the "Effective Date"), by and between

Digital Link Corporation, a California corporation (the "Company")

and

-------------------------------  ("Executive")

residing at  -------------------------------

             -------------------------------


RECITALS

A. Executive is ------------------------------- of the Company and possesses valuable knowledge of the Company, its business and operations and the markets in which the Company competes.

B. The Company draws upon the knowledge, experience and objective advice of Executive in order to manage its business for the benefit of the Company's stockholders.

C. The Company recognizes that if there occurred a change of control or other event that could substantially change the nature and structure of the Company, the resulting uncertainty regarding the consequences of such an event could adversely affect the Company's ability to attract, retain and motivate its key employees, including Executive.

D. The Company and Executive desire to enter into this Agreement in order (1) to encourage Executive to continue to devote Executive's full attention and dedication to the success of the Company, and (2) to provide specified compensation and benefits to Executive in the event of a Termination Upon Change of Control, pursuant to the terms of this Agreement.

THE COMPANY AND EXECUTIVE AGREE AS FOLLOWS:

1.       GENERAL

         1.1 Purpose. The purpose of this Agreement is to provide specified compensation and benefits to an Executive in the event of a Termination Upon Change of Control.

         1.2 No employment agreement. This Agreement does not obligate the Company to continue to employ an Executive for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Company and an Executive, Company may assign an Executive to other duties, and either an Executive or Company may terminate an Executive's employment at any time for any reason.

         1.3 Defined terms. Capitalized team used in this Agreement shall have the meanings set forth in Section 4, unless the context clearly requires a different meaning.

2.       TERMINATION UPON CHANGE OF CONTROL

         2.1 Basic severance compensation. In the event of an Executive's Termination Upon Change of Control, an Executive shall be entitled to the basic severance compensation described below.

                  2.1.1 All salary and accrued vacation earned through the date of an Executive's termination shall be paid to Executive.

                  2.1.2 Within ten (10) days of submission of proper expense reports by an Executive, the Company shall reimburse an Executive for all expenses reasonably and necessarily incurred by an Executive in connection with the business of the Company prior to an Executive's termination of employment.

                  2.1.3 An Executive shall receive the benefits, if any, under the Company's 401(k) Plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans to which an Executive may be entitled pursuant to the terms of such plans.

         2.2 Executive cash severance benefits. In the event of an Executive's Termination Upon Change of Control, an Executive shall be entitled to the additional executive severance benefits described below.

                  2.2.1 Prorated bonus payment. An Executive shall receive his target bonus or incentive payment for the year in which termination occurs, pro rated through the date of termination and less applicable withholding, paid within thirty (30) days of termination of employment.

                  2.2.2 Cash severance payment. Executive shall receive a lump sum payment in the amount of 100% of an Executive's Target Annual Earnings, less applicable federal and state withholding, paid within thirty (30) days of termination of employment.

         2.3      Stock option acceleration.


                  2.3.1 Acceleration following Change of Control. All unvested outstanding stock options granted and restricted stock issued by the Company to Executive prior to the Change of Control will have their vesting accelerated so as to be __% vested on the date of Change of Control.

                  2.3.2 Acceleration upon non-assumption in a Change of Control. If there is a Change of Control transaction in which outstanding stock options granted and restricted stock issued by the Company prior to the transaction are not fully assumed by the Successor, or replaced by fully equivalent substitute options or restricted stock, then (1) all such options and restricted stock shall have their vesting fully accelerated to be 100% vested prior to the effective date of the Change of Control and (2) the Company shall provide reasonable prior written notice to an Executive of (a) the date such unexercised options will terminate and (b) the period during which an Executive may exercise the fully vested options. Alternatively, the Company may elect to deliver to an Executive on the effective date of the Change of Control a cash payment equal to the difference between (i) the aggregate exercise price of an Executive's unexercised options or restricted stock, whether vested or unvested, and (ii) the value of the consideration deliverable for an equivalent number of shares as a result of the Change of Control transaction.

         2.4      Extended medical and dental benefits.

                  2.4.1 Benefit continuation for twelve months. An Executive shall receive continued provision of the Company's standard employee medical and welfare benefit coverages, as elected by an Executive and in effect immediately prior to the Change of Control, for twelve (12) months following the date of termination.

                  2.4.2 Continued medical coverage for U.S. residents. Thereafter, if an Executive resides in the United States, an Executive shall be entitled to elect continued medical and dental insurance coverage in accordance with the applicable provisions of U.S. federal law (COBRA). If such coverage included an Executive's dependents immediately prior to the date of termination, such dependents also shall be covered at Company expense during the extension period. For purposes of title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for an Executive and his dependents shall be the date upon which the Company-paid coverage terminates.

                  2.4.3 Termination upon coverage under another Plan. Notwithstanding the preceding provisions of this Section 2.4, in the event an Executive becomes covered as a primary insured (that is, not as a beneficiary under a spouse's or partner's plan) under another employer's group health plan during the period provided for herein, an Executive promptly shall inform the Company and the Company shall cease provision of continued group health insurance for an Executive and any dependents.

3.       FEDERAL EXCISE TAX UNDER IRC SECTION 280G

         3.1 Adjustment of excess payments payable to an Executive. If (1) any amounts payable to an Executive under this Agreement are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code, and
(2) an Executive thereby would be subject to any United States federal excise tax due to that characterization, then (3) an Executive may elect, in Executive's sole discretion, to reduce the amounts payable under this Plan or to have any portion of applicable options or restricted stock not vest in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Internal Revenue Code of 1986.

         3.2 Determination by independent public accountants. Unless the Company and an Executive otherwise agree in writing, any determination required under this Section 3 shall be made in writing by independent public accountants agreed to by the Company and an Executive (the "Accountants"), whose determination shall be conclusive and binding upon an Executive and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and an Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 3.

4.       DEFINITIONS

         4.1 Capitalized terms defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

         4.2      "Cause" means:

                  (a) theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs an Executive's ability to perform appropriate employment duties under this Agreement;

                  (b) improper disclosure or use of the Company's confidential, business or proprietary information by an Executive;

                  (c) an Executive's conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude causing material harm to the reputation and standing of the Company, as determined by the Company in good faith; or

                  (d) gross negligence or willful misconduct in the performance of an Executive's assigned duties (but not mere unsatisfactory performance).

         4.3      "Change of Control" means:

                  (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchanged Act")), other than a current employee in service on the Effective Date or a trustee or other fiduciary holding securities of the Company under the employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

                  (b) the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                  (c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction having similar effect);

                  (d) there occurs a change in the composition of the Board of Directors of the Company within a six month period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

                  (e)      the dissolution of liquidation of the Company.

         4.4 "Company" shall mean Digital Link Corporation and, following a Change of Control, any Successor that agrees to assume, or otherwise becomes bound to by operation of law, all the terms and provisions of this Agreement.

         4.5 "Effective Date" means (1) December 14, 1998 or (2) such later date as an Executive first became an officer of the Company.

         4.6 "Executive" shall mean each person elected to the Board of Directors to serve as an officer of the Company, and such additional individuals as may be designated thereafter by the Board of Directors.

         4.7 "Good Reason" means the occurrence of any of the following conditions following a Change of Control, without an Executive's informed written consent, which condition(s) remain(s) in effect ten (10) days after written notice to the Company from an Executive of such condition(s):

                  (a) a material decrease in an Executive's base salary or target bonus amounts;

                  (b) the relocation of an Executive's work place for the Company to a location more than 50 miles from the location of the work place prior to the Change of Control;

                  (c) assignment to responsibilities or duties that are not a Substantive Functional Equivalent (as defined in this Agreement or in an Agreement) of the position which an Executive occupied prior to the Change of Control; or

                  (d)      any material breach of an Agreement by the Company.

         4.8 "Incumbent Director" shall mean a director who either (1) is a director of the Company as of the Effective Date of this Agreement, or (2) is elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

         4.9      "Permanent Disability" means that:

                  (a) an Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of an Executive's duties;

                  (b) such total incapacity shall have continued for a period of six consecutive months; and

                  (c) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive's life.

         4.10 "Substantive Functional Equivalent" means an employment position occupied after a Change of Control that:

                  (a) is in a substantive area of competence (such as, accounting; engineering management; executive management; finance; human resources; marketing, sales and service; operations and manufacturing; etc.) that is consistent with an Executive's experience and not materially different from the position occupied prior to the Change of Control;

                  (b) requires an Executive to serve in a role and perform duties that are functionally equivalent to those performed prior to the Change of Control;

                   (c) does not otherwise constitute a material, adverse change in an Executive's responsibilities or duties, as measured against an Executive's responsibilities or duties prior to the Change of Control, causing it to be of materially lesser rank or responsibility;

                  (d) if prior to the Change of Control an Executive was identified as an officer of the Company for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, identifies an Executive as a Section 16 officer of a publicly traded Successor having net assets and annual revenues no less than those of the Company prior to the Change of Control; and

                  (e) if prior to the Change of Control an Executive was identified as an officer of the Company, for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, requires an Executive to report directly to an executive officer, committee or board of the Successor that is no less senior than an Executive officer, committee or board, as the case may be, to whom an Executive reported at the Company prior to the Change of Control.

         4.12 "Successor" means the Company as defined above and any successor or assign to substantially all of its business and/or assets.

         4.13 "Target Annual Earnings" means the sum of annual base salary plus 100% of annual bonus or incentive pay. If different sums would result from calculations as of (a) the date thirty (30) days prior to the date that the Company publicly announces it is conducting negotiations leading to a Change of Control, (b) the date on which a Change of Control occurs or (c) the date of an Executive's Termination Upon Change of Control, then Target Annual Earnings shall be determined by the calculation as of the specified date that yields the highest value.

         4.14     "Termination Upon Change of Control" means:

                  (a) any termination of the employment of an Executive by the Company without Cause during the period commencing thirty (30) days prior to the earlier of (1) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (2) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company's stockholders and other conditions and contingencies); and ending on the date which is six (6) months after the Change of Control; or

                  (b) any resignation by an Executive for Good Reason within six
(6) months after the occurrence of any Change of Control; but

"Termination Upon Change of Control" shall not include any termination of the employment of an Executive (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of an Executive; (3) as a result of the death of an Executive; or (4) as a result of the voluntary termination of employment by an Executive for reasons other than Good Reason.

5.       EXCLUSIVE REMEDY

         5.1 Sole remedy for Termination Upon Change of Control. The payments and benefits provided in Section 2 shall constitute an Executive's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between an Executive and the Company in the event of an Executive's Termination Upon Change of Control.

         5.2 No other benefits payable. An Executive shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Sections 2 and 3 have been provided to an Executive, except as expressly set forth in this Agreement or, subject to the provisions of Sections 10 and 13, in a duly executed employment agreement between Company and an Executive.
         5.3 Release of claims. The Company may condition payment of the cash severance benefits described in Section 2.2 of this Agreement and the stock option acceleration described in Section 2.3 upon the delivery by an Executive of a signed release of claims in a form reasonably satisfactory to the Company; provided, however, that an Executive shall not be required to release any rights an Executive may have to be indemnified by the Company.

6.       PROPRIETARY AND CONFIDENTIAL INFORMATION

An Executive agrees to continue to abide by the terms and conditions of the Company's confidential and/or proprietary rights agreement between an Executive and the Company.

7.       NON-SOLICITATION

         7.1 Agreement not to solicit. If Company performs its obligations to deliver the severance benefits set forth in Section 2 of this Agreement, then for a period of one (1) year after an Executive's Termination Upon Change of Control, an Executive will not, directly or indirectly, solicit the services or business of or in any other manner persuade any employee, distributor, vendor, representative or customer of the Company to discontinue that person's or entity's relationship with or to the Company.

         7.2 Other agreements not superseded. This provision shall not supersede or limit the terms, including more restrictive terms, of any other agreement by an Executive to refrain from competition with or from soliciting the employees or customers of Company.

8.       ARBITRATION

         8.1 Disputes subject to arbitration. Any claims dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon an Executive or any third party; and (2) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

         8.2 Site of arbitration. The site of the arbitration proceeding shall be, at an Executive's election, either (1) Santa Clara County, California or (2) if an Executive's primary assigned work place prior to the Change of Control was not in California, a mutually agreed site located within 25 miles of that work place.

         8.3 Cost and expenses borne by Company. All costs and expenses of arbitration or litigation, including but not limited to reasonable attorneys fees and other costs reasonably incurred by an Executive, shall be paid by the Company. Notwithstanding the foregoing, if an Executive initiates the arbitration or litigation, and the finder of fact finds that an Executive's claims were totally without merit or frivolous, then an Executive shall be responsible for his own attorneys' fees.

9.       INTERPRETATION

This Agreement shall be interpreted in accordance with and governed by the laws of the State of California as applied to contracts entered into and entirely to be performed within that state.

10.      CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

         10.1 Effect of Plan. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement and shall be the exclusive agreement for the determination of any payments and accelerated option vesting due upon an Executive's Termination Upon Change of Control, except as provided in Sections 10.2, 10.3 and 13.

         10.2 No limitation of regular benefit plans. This Agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including without limitation the Company's stock option plans.

         10.3 Noncumulation of cash benefits. An Executive may not cumulate cash severance payments and excise tax reimbursement benefits under both this Agreement and another agreement. If an Executive has any other binding written agreement with the Company which provides that upon a Change of Control or termination of employment an Executive shall receive one or more of the benefits described in Section 2.2 of this Agreement (i.e., the payment of cash compensation or prorated bonus, post-termination consulting and adjustments or payments relating to federal excise tax), then with respect to each such benefit the amount payable under this Agreement shall be reduced by the corresponding amount paid or payable under such other agreements.

11.      SUCCESSORS AND ASSIGNS

         11.1 Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to satisfy the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Agreement.

         11.2 Acknowledgment by Company. If after a Change of Control the Company (or any Successor) fails to reasonably confirm that it has performed the obligation described in Section 11.1 within ten (10) days after written notice from an Executive, an Executive shall be entitled to terminate his employment with the Company for Good Reason, and to receive the benefits provided under this Agreement in the event of Termination Upon Change of Control.

         11.3 Heirs and representatives of an Executive. This Agreement shall inure to the benefit of and be enforceable by an Executive's personal and legal representatives, executors, administrator, successors, heirs, distributes, devises and legatees.

12.      NO REPRESENTATIONS

Executive acknowledges that in entering into this Agreement, Executive is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

13.      MODIFICATION AND AMENDMENT

This Agreement may be modified, amended or superseded only by a supplemental written agreement signed with the same, formality as this Agreement by Executive and by the Company. However, the noncumulation of benefits provision of section
10.3 shall apply to any subsequent agreement, unless (1) such provision is explicitly disclaimed in the subsequent agreement, and (2) the subsequent agreement has been authorized by the Company's Board of Directors or a committee thereof.

14.      VALIDITY

         14.1 Invalid provisions. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

         14.2 Execution by two Company executive officers or directors. This Agreement and any modifications or amendments shall require the signatures of two executive officers or members of the Board of Directors of the Company.

         14.3 Certain business combinations. In the event it is determined by the Company's Board of Directors (the "Board"), upon consultation with the Company's management and the Company's independent auditors, that the enforcement of any provision of this agreement would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such provision of this Agreement shall be null and void.

         14.4 Consultation with legal and financial advisors. Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that Company has encouraged Executive to consult with Executive's personal legal and financial advisers; and that Executive has had adequate time to consult with Executive's advisers before signing this Agreement.

SIGNATURES

The parties have executed this Agreement, intending to be legally bound as of the Effective Date.


EXECUTIVE


----------------------------------
Executive's signature
Printed name:
              -------------


DIGITAL LINK CORPORATION



By:  ------------------------------
Printed name:  Vinita Gupta
Title:  President and Chief Executive Officer


By:  ------------------------------
Printed name:  Stanley E. Kazmierczak
Title:  Vice President, Finance and Operations
        and Chief Financial Officer

         In March 1999, the Company and the Employees listed below signed this Agreement. In Section 2.3.1 of this Agreement, the percentage included for each Employee is also listed below.

               Executive                               Accelerated Vesting

               Kent Bossange                                    50%
               Vinita Gupta                                    100%
               Stan Kazmierczak                                100%
               Dianne Mastilock                                 50%
               Joe Santos                                       50%
               Sherman Silverman                                50%
               Frank Thomas                                     50%
               Lana Vaysburd                                    50%